                                                                      Exhibit 21



                            Subsidiaries of GSV, Inc

1) Cybershop LLC, a New Jersey corporation, a wholly owned subsidiary of GSV, Inc. (the "Company").

2) Electronics.net, LLC, a New Jersey corporation, a wholly owned subsidiary of the Company.

3) M.G. Acquisition Corp., a Delaware corporation, a wholly owned subsidiary of the Company.

                                                                     Schedule II



                        VALUATION AND QUALIFYING ACCOUNTS
                         Allowance for Doubtful Accounts



                                                  Balance at        Charged to
                                                  Beginning          Costs and                           Balance at
                                                   of Year           Expenses          Deductions       End of Year
                                                   -------           --------          ----------       -----------
For the year ending December 31, 1997              $10,000           $  11,000         $  (11,000)       $  10,000
For the year ending December 31, 1998              $10,000           $   1,000         $  ( 6,000)       $   5,000
For the year ending December 31, 1999              $ 5,000           $ 262,000         $ (161,000)       $ 106,000